EXHIBIT I-1




                   Fees, Commissions and Expenses

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

Commission filing fee for the
  Application on Form U-1 . . . . . . . . . . . . .     $  2,000

Commission filing fee for the
  Registration Statement on Form S-4  . . . . . . .     $368,086

New York Stock Exchange Listing Fee (estimated) . .     $  5,300

Auditors' Fees (estimated)  . . . . . . . . . . . .     $ 40,000

Legal Fees (estimated)  . . . . . . . . . . . . . .     $300,000

Printing (estimated)  . . . . . . . . . . . . . . .     $135,000

Stock Certificates (estimated)  . . . . . . . . . .     $ 35,000

Miscellaneous (estimated) . . . . . . . . . . . . .     $ 50,000
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Total   . . . . . . . . . . . . . . . . . . . . . .     $935,386
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